Exhibit 12.1

Central Pacific Financial Corp. & Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Year Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Ratio 1 - including deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$59,828	$47,421	$36,571	$(250,953)	$(333,742)
Fixed charges	7,201	8,802	18,757	42,503	67,788
Total	$67,029	$56,223	$55,328	$(208,450)	$(265,954)

Fixed charges:
Interest on deposits	$4,044	$5,033	$9,610	$20,789	$42,546
Interest on other short-term borrowings	6	-	204	1,177	548
Interest on long-term debt	3,119	3,701	8,815	20,135	24,621
Interest on preferred stock dividends	-	-	69	346	42
Portion of rents representative of the interest factor
of rental expense	32	68	59	56	31
Total fixed charges	$7,201	$8,802	$18,757	$42,503	$67,788

Preferred stock dividend requirements	-	-	1,502	11,265	10,983

Fixed charges and preferred stock dividends	$7,201	$8,802	$20,259	$53,768	$78,771

Ratio of earnings to fixed charges	9.3	6.4	2.9	NM	NM
Coverage deficiency	$-	$-	$-	$(250,953)	$(333,742)

Ratio of earnings to fixed charges and preferred stock
dividends	9.3	6.4	2.7	NM	NM
Coverage deficiency	$-	$-	$-	$(262,218)	$(344,725)

Ratio 2 - excluding deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$59,828	$47,421	$36,571	$(250,953)	$(333,742)
Fixed charges	3,157	3,769	9,147	21,714	25,242
Total	$62,985	$51,190	$45,718	$(229,239)	$(308,500)

Fixed charges:
Interest on other short-term borrowings	$6	$-	$204	$1,177	$548
Interest on long-term debt	3,119	3,701	8,815	20,135	24,621
Interest on preferred stock dividends	-	-	69	346	42
Portion of rents representative of the interest factor
of rental expense	32	68	59	56	31
Total fixed charges	$3,157	$3,769	$9,147	$21,714	$25,242

Preferred stock dividend requirements	-	-	1,502	11,265	10,983

Fixed charges and preferred stock dividends	$3,157	$3,769	$10,649	$32,979	$36,225

Ratio of earnings to fixed charges	20.0	13.6	5.0	NM	NM
Coverage deficiency	$-	$-	$-	$(250,953)	$(333,742)

Ratio of earnings to fixed charges and preferred stock
dividends	20.0	13.6	4.3	NM	NM
Coverage deficiency	$-	$-	$-	$(262,218)	$(344,725)